Exhibit 99.1

ALLSCRIPTS ADOPTS STOCKHOLDER RIGHTS PLAN

CHICAGO – May 7, 2012 – Allscripts Healthcare Solutions, Inc. (Allscripts – NASDAQ: MDRX) today announced that its Board of Directors has approved the adoption of a Stockholder Rights Plan (the “Rights Plan”) under which stockholders will receive rights to purchase shares of a new series of preferred stock in certain circumstances. The Rights Plan is intended to enable all stockholders to realize the long-term value of their investment in the Company and protect them from unfair or coercive takeover attempts. The Rights Plan was not adopted in response to any current hostile takeover attempt.

Dennis Chookaszian, Chairman of the Board, said, “As the Board believes that our current share price does not adequately reflect the Company’s long-term potential, we recently expanded our share repurchase program and have now adopted this Rights Plan to ensure that shareholder value is protected. We see the Rights Plan as a temporary measure that is consistent with our fiduciary duties.”

Under the terms of the Rights Plan, the rights will be exercisable if a person or group, without Board approval, acquires 10% or more of Allscripts’ common stock (including in the form of synthetic ownership through derivative positions) or announces a tender offer which would result in the ownership of 10% or more of Allscripts’ common stock. The rights will trade with Allscripts’ common stock, unless and until they are separated upon the occurrence of certain future events. Under certain circumstances (including the acquisition by a person or group of 10% or more of Allscripts’ common stock), the rights will entitle the holders to buy shares of Allscripts’ common stock at a 50% discount. Allscripts’ Board generally may redeem the rights prior to the tenth day following the first public announcement of the acquisition by a person or group of 10% or more of the common stock.

The Rights Plan exempts any person or group owning 10% or more of Allscripts’ common stock immediately prior to the issuance of this press release. However, the rights also will be exercisable if a person or group that already owns 10% or more of the common stock acquires any additional shares (including through derivatives).

The distribution of the rights will be made to stockholders of record as of May 17, 2012. The rights distribution is not taxable to stockholders. The Rights Plan will expire on May 6, 2013. Further details of the Rights Plan will be contained in a filing with the Securities and Exchange Commission.

In connection with the adoption by Allscripts of the Rights Plan, Citi acted as financial advisor and Sidley Austin LLP acted as legal advisor.

About Allscripts

Allscripts (NASDAQ: MDRX) delivers the insights that healthcare providers require to generate world-class outcomes. The company’s Electronic Health Record, practice management and other clinical, revenue cycle, connectivity and information solutions create a Connected Community of Health™ for physicians, hospitals and post-acute organizations. To learn more about Allscripts, please visit www.allscripts.com, Twitter, YouTube and It Takes A Community: The Allscripts Blog.

For more information contact:

Investors:

Seth Frank

312-506-1213

seth.frank@allscripts.com

Media:

Ariana Nikitas

312-506-1236

773-490-5657

ariana.nikitas@allscripts.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements regarding future events or developments, our future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future are forward-looking statements with the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties, some of which are outlined below. As a result, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition. Such risks, uncertainties and other factors include, among other things: the possibility that the expected synergies, efficiencies and cost savings of the merger with Eclipsys Corporation (“Eclipsys”) will not be realized, or will not be realized within the expected time period; potential difficulties or delays in achieving platform and product integration and the connection and movement of data among hospitals, physicians, patients and others; the risk that the Allscripts and Eclipsys businesses will not be integrated successfully; competition within the industries in which we operate, including the risk that existing clients will switch to products of competitors; failure to achieve certification under the Health Information Technology for Economic and Clinical Health Act could result in increased development costs, a breach of some customer obligations and could put us at a competitive disadvantage in the marketplace; the volume and timing of systems sales and installations, the length of sales cycles and the installation process and the possibility that our products will not achieve or sustain market acceptance; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; competitive pressures including product offerings, pricing and promotional activities; our ability to establish and maintain strategic relationships; undetected errors or similar problems in our software products or other product quality issues; the outcome of any legal proceeding that has been or may be instituted against us; compliance with existing laws, regulations and industry initiatives and future changes in laws or regulations in the healthcare industry, including possible regulation of our software by the U.S. Food and Drug Administration; the possibility of product-related liabilities; our ability to attract and retain qualified personnel; the implementation and speed of acceptance of the electronic record provisions of the American Recovery and Reinvestment Act of 2009; maintaining our intellectual property rights and litigation involving intellectual property rights; risks related to third-party suppliers and our ability to obtain, use or successfully integrate third-party licensed technology; and breach of our security by third parties. See our Annual

Report on Form 10-K for 2011 and other public filings with the SEC for a further discussion of these and other risks and uncertainties applicable to our business. The statements herein speak only as of their date and we undertake no duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations.